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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
Siebel Systems, Inc.:

We consent to incorporation herein by reference of our report dated January 17, 1997, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiary as of December 31, 1995, and 1996, and the related statements of operations, shareholders' equity, and cash flows for the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Siebel Systems, Inc.


/s/KPMG Peat Marwick LLP



San Jose, California
November 13, 1997